Exhibit 99.1

Discovery Labs’ Third Quarter 2009
Financial Update

Warrington, PA — November 4, 2009 — Discovery Laboratories, Inc. (Nasdaq: DSCO) is providing financial results for the third quarter ended September 30, 2009.  The Company will host a conference call today at 4:00 PM EST.  The call-in number is 866-332-5218.

For the quarter ended September 30, 2009, the Company reported a net loss of $7.2 million (or $0.06 per share) on 120.0 million weighted average common shares outstanding, compared to a net loss of $10.6 million (or $0.11 per share) on 98.6 million weighted average common shares outstanding for the same period in 2008.  For the nine months ended September 30, 2009, the Company reported a net loss of $24.1 million (or $0.22 per share) on 111.7 million weighted average common shares outstanding compared to a net loss of $30.6 million (or $0.31 per share) on 97.3 million weighted average common shares outstanding for the same period in 2008.

As of September 30, 2009, the Company had cash and marketable securities of $17.7 million, representing a net decrease of $5.7 million from the previous quarter ended June 30, 2009, primarily due to: (i) $6.6 million used for operating activities and $0.7 million used for debt service, partially offset by (ii) aggregate proceeds of $1.6 million from the issuance of 1.8 million shares of common stock pursuant to financings under the Company’s Committed Equity Financing Facilities (CEFFs).  During October 2009, the Company received an additional $4.3 million of aggregate proceeds from the issuance of 4.6 million shares of common stock under the CEFFs.  The Company had 121.7 million and 126.3 million common shares outstanding as of September 30, 2009 and November 3, 2009, respectively.

W. Thomas Amick, the Company’s Chairman and interim Chief Executive Officer, commented, “Our top priority is to secure sources of capital, preferably through strategic alliances, to advance our KL4 surfactant pipeline for respiratory diseases and to support our future financial condition. We are evaluating several potential strategic and financial alternatives. Simultaneously, to further extend our resources, we have also taken operational steps to conserve our existing capital. I am encouraged that active discussions with several potential strategic and financial partners are continuing and, if successful, will allow us to advance our KL4 surfactant pipeline, drive our company forward and maximize shareholder value.”

Although the Company is presently actively engaged in discussions regarding several potential strategic alliances, there can be no assurance that any such strategic alliance or other financing alternatives can be successfully concluded.  While pursuing such a transaction, the Company has taken steps to conserve its financial resources, predominantly by curtailing investments in its pipeline programs.  As a result of these efforts, the Company anticipates that its estimated net cash outflow for the fourth quarter of 2009 will be $2.7 million ($7.0 million of cash outflow for operating activities and debt service offset by $4.3 million aggregate proceeds received from the CEFF financings in October), before taking into account any further use of the CEFFs, any strategic alliances or other financing alternatives.

The Company currently has two CEFFs that (subject to certain conditions, including price and volume limitations) may allow the Company to raise additional capital to support its business plans.  As of November 3, 2009, under the December 2008 CEFF, there were approximately 7.1 million shares (not to exceed an aggregate $17.7 million) available for issuance, provided that the volume-weighted average price per share on each trading day in the draw-down period must be at least equal to the greater of $0.60 or 90% of the closing market price on the trading day immediately preceding the draw-down period.  As of November 3, 2009, under the May 2008 CEFF, there were approximately 12.8 million shares (not to exceed an aggregate of $51.7 million) available for issuance, provided that the average price on each trading day in the draw-down period must be at least equal to the greater of $1.15 or 90% of the closing market price on the trading day immediately preceding the draw-down period.

As of September 30, 2009, the Company had $10.4 million outstanding under its loan with Novaquest, a strategic investment group of Quintiles Transnational Corp. The outstanding principal and all accrued interest is due and payable on April 30, 2010. The Company’s plans include pursuing a potential strategic restructuring of this loan with Novaquest and assessing alternative means of financing its payment; however, there can be no assurance that any such restructuring will occur or financing alternatives will be obtained.

Debt service for the third quarter 2009 was $0.7 million and will decrease to $0.3 million in the fourth quarter. As of September 30, 2009, the company had $0.8 million outstanding under its secured credit facility with GE Business Financial Services Inc., and $0.4 million outstanding under the Machinery and Equipment Loan Fund (MELF) with the Commonwealth of Pennsylvania Department of Community and Economic Development.  Of this $1.2 million outstanding debt, $0.7 million was classified as a current liability and $0.5 million as a long-term liability. After giving effect to fourth quarter principal payments, the loan balance outstanding with GE is expected to be $0.6 million at the end of 2009.

Readers are referred to, and encouraged to read in its entirety, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 to be filed with the Securities and Exchange Commission, which includes further detail on the Company’s business plans and operations, financial condition and results of operations.

About Discovery Labs
Discovery Laboratories, Inc. is a biotechnology company developing Surfactant Therapies for respiratory diseases.  Surfactants are produced naturally in the lungs and are essential for breathing.  Discovery Labs’ novel proprietary KL4 Surfactant Technology produces a synthetic, peptide-containing surfactant that is structurally similar to pulmonary surfactant and is being developed in liquid, aerosol or lyophilized formulations. In addition, Discovery Labs’ proprietary Capillary Aerosolization Technology produces a dense aerosol, with a defined particle size that is capable of potentially delivering aerosolized KL4 surfactant to the deep lung without the complications currently associated with liquid surfactant administration.  Discovery Labs believes that its proprietary technology platform makes it possible, for the first time, to develop a significant pipeline of surfactant products to address a variety of respiratory diseases for which there frequently are few or no approved therapies. For more information, please visit our website at www.Discoverylabs.com.

Forward-Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, including without limitation, any relating to the potential financial results for the current fiscal year, are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.  Examples of such risks and uncertainties are: risks relating to the rigorous regulatory requirements required for approval of any drug or drug-device combination products that Discovery Labs may develop, including that: (a) Discovery Labs and the U.S. Food and Drug Administration (FDA) or other regulatory authorities will not be able to agree on the matters raised during regulatory reviews, or Discovery Labs may be required to conduct significant additional activities to potentially gain approval of its product candidates, if ever, (b) the FDA or other regulatory authorities may not accept or may withhold or delay consideration of any of Discovery Labs’ applications, or may not approve or may limit approval of Discovery Labs’ products to particular indications or impose unanticipated label limitations, and (c) changes in the national or international political and regulatory environment may make it more difficult to gain FDA or other regulatory approval; risks relating to Discovery Labs’ research and development activities, including (i) time-consuming and expensive pre-clinical studies, clinical trials and other efforts, which may be subject to potentially significant delays or regulatory holds, or fail, and (ii) the need for sophisticated and extensive analytical methodologies, including an acceptable biological activity test, if required, as well as other quality control release and stability tests to satisfy the requirements of the regulatory authorities; risks relating to Discovery Labs’ ability to develop and manufacture drug products and capillary aerosolization systems for clinical studies, and, if approved, for commercialization of drug and combination drug-device products, including risks of technology transfers to contract manufacturers and problems or delays encountered by Discovery Labs, its contract manufacturers or suppliers in manufacturing drug products, drug substances and capillary aerosolization systems on a timely basis or in an amount sufficient to support Discovery Labs’ development efforts and, if approved, commercialization; the risk that Discovery Labs may be unable to identify potential strategic partners or collaborators to develop and commercialize its products, if approved, in a timely manner, if at all; the risk that Discovery Labs will not be able in a changing financial market to raise additional capital or enter into strategic alliances or collaboration agreements, or that the ongoing credit crisis will adversely affect the ability of Discovery Labs to fund its activities, or that additional financings could result in substantial equity dilution; the risk that Discovery Labs will not be able to access credit from its committed equity financing facilities (CEFFs), or that the minimum share price at which Discovery Labs may access the CEFFs from time to time will prevent Discovery Labs from accessing the full dollar amount potentially available under the CEFFs; the risk that Discovery Labs or its strategic partners or collaborators will not be able to retain, or attract, qualified personnel; the risk that Discovery Labs will be unable to maintain The Nasdaq Global Market listing requirements, causing the price of Discovery Labs’ common stock to decline; the risk that recurring losses, negative cash flows and the inability to raise additional capital could threaten Discovery Labs’ ability to continue as a going concern; the risks that Discovery Labs may be unable to maintain and protect the patents and licenses related to its products, or other companies may develop competing therapies and/or technologies, or health care reform may adversely affect Discovery Labs; risks of legal proceedings, including securities actions and product liability claims; risks relating to reimbursement and health care reform; and other risks and uncertainties described in Discovery Labs’ filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Contact Information:
Lisa Caperelli, Investor Relations
215-488-9413

Condensed Consolidated Statement of Operations
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2009	2008	2009	2008

Revenue	$--	$50	$--	$4,600
Operating expenses: (1)
Research and development	4,530	6,724	15,189	21,395
General and administrative	2,417	3,726	8,105	13,307
Total expenses	6,947	10,450	23,294	34,702
Operating loss	(6,947)	(10,400)	(23,294)	(30,102)
Other income / (expense)	(244)	(239)	(805)	(466)
Net loss	$(7,191)	$(10,639)	$(24,099)	$(30,568)
Net loss per common share	$(0.06)	$(0.11)	$(0.22)	$(0.31)

Weighted average number of common shares outstanding	119,993	98,619	111,683	97,324

(1)  Expenses include a charge for stock-based employee compensation.   For the three and nine months ended September 30, 2009, the charges were $0.4 million ($0.1 million in R&D and $0.3million in G&A) and $2.2 million ($0.5 million in R&D and $1.7 million in G&A), respectively.  For the three and nine months ended September 30, 2008, the charges were $1.2 million ($0.4 million in R&D and $0.8 million in G&A) and $3.4 million ($1.1 million in R&D and $2.3 million in G&A), respectively.

Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2009	2008
ASSETS	(unaudited)
Current Assets:
Cash and marketable securities	$17,683	$24,792
Receivables, prepaid expenses and other current assets	272	625
Total Current Assets	17,955	25,417
Property and equipment, net	4,960	5,965
Restricted Cash	400	600
Other assets	494	907
Total Assets	$23,809	$32,889

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,559	$2,111
Accrued expenses	4,319	5,313
Loan payable, including accrued interest (2)	10,375	-
Equipment loan and other liabilities	690	2,442
Total Current Liabilities	16,943	9,866
Long-Term Liabilities:
Loan payable, including accrued interest	-	10,128
Equipment loan and other liabilities	1,242	1,962
Total Liabilities	18,185	21,956
Stockholders' Equity	5,624	10,933
Total Liabilities and Stockholders' Equity	$23,809	$32,889

(2)  The loan from NovaQuest is due and payable on April 30, 2010.